Exhibit 99.1

Shopsmith Reports Results for the Year

Dayton, OH. — Shopsmith, Inc. the leading manufacturer of multipurpose woodworking tools, announced a net loss of $771,000 or $.30 per share for their fiscal year ended April 2, 2005, compared to a net income of $130,000 or $.05 per share for the same period a year ago. Net sales for the year were down by 3% to $13,359,000 or $434,000 less than last year. The Company incurred a net loss of $272,000 in the quarter ended April 2, 2005, compared to net income of $111,000 in the same quarter of the prior year.

“This year, Shopsmith had expanded efforts to sell the Mark V by increasing the number of demonstration sales events by 24%. Per event sales results have been disappointing”, explains John Folkerth, Shopsmith CEO. Mr. Folkerth continued, “To improve results, Shopsmith has started an inquiry acquisition and conversion program to increase the number of prospects invited to the sales events.”

Founded in 1972, Shopsmith, Inc. manufactures the Mark V product line (a five-in-one multipurpose woodworking tool) in Dayton, Ohio. The products are marketed via direct mail, the Internet and live demonstrations throughout the United States, Canada and England.

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               Results for the Years Ended

	April 2,	April 3,
	2005	2004
Net sales	$13,359,000	$13,793,000
Gross profit	6,656,000	7,004,000
Income (loss) before income taxes	(770,000)	135,000
Income tax expense	—	—
Net income (loss)	(771,000)	130,000
Net income (loss) per share-Basic	(0.30)	0.05
Net income (loss) per share-Diluted	(0.30)	0.05

Results for the Fourth Quarter Ended
	April 2,	April 3,
	2005	2004
Net sales	$3,865,000	$3,860,000
Gross profit	1,794,000	1,962,000
Income (loss) before income taxes	(272,000)	111,000
Income tax expense	—	—
Net income (loss)	(272,000)	111,000
Net income (loss) per share-Basic	(0.10)	0.04
Net income (loss) per share-Diluted	(0.10)	0.04